DERIVED INFORMATION [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about theissuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to sendyou the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept anyoffer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of youroffer. Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

HEAT 2006-4
CLASS B-3
Triggers Functional
To Maturity
12 Mos Lag
100% PPC
Priced at 81.37

Table 1 - Class B-3

40% Severity
Yield	9.6%	11.9%	13.7%
Discount Margin	627	648	623
Wtd Ave Life	7.4	7.7	6.6
Total Coll Losses to Maturity	6.1%	6.5%	6.6%
DM-Break CDR	6.3%	6.8%	6.9%
Loss on B-3	-	-	1,131,659
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	8.4	7.7	6.0
Total Coll Losses to Maturity	6.2%	6.5%	6.5%
B/E CDR	6.4%	6.8%	6.8%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

50% Severity
Yield	9.4%	12.0%	14.4%
Discount Margin	607	658	690
Wtd Ave Life	8.0	7.3	5.9
Total Coll Losses to Maturity	6.3%	6.6%	6.6%
DM-Break CDR	5.1%	5.4%	5.4%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	8.0	7.3	5.9
Total Coll Losses to Maturity	6.3%	6.6%	6.6%
B/E CDR	5.1%	5.4%	5.4%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

60% Severity
Yield	9.6%	11.9%	14.3%
Discount Margin	633	648	676
Wtd Ave Life	7.1	7.6	6.3
Total Coll Losses to Maturity	6.3%	6.8%	6.8%
DM-Break CDR	4.2%	4.5%	4.5%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	7.1	7.6	6.3
Total Coll Losses to Maturity	6.3%	6.8%	6.8%
B/E CDR	4.2%	4.5%	4.5%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

HEAT 2006-4
CLASS B-3
Triggers Functional
To Maturity
12 Mos Lag
100% PPC
Priced at 81.37

Table 1 - Class B-3

40% Severity
Yield	9.4%	12.0%	14.1%
Discount Margin	607	659	658
Wtd Ave Life	8.1	7.6	5.8
Total Coll Losses to Maturity	5.4%	5.7%	5.7%
DM-Break CDR	5.5%	5.8%	5.8%
Loss on B-3	-	290,826	1,412,139
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	8.1	6.3	5.4
Total Coll Losses to Maturity	5.4%	5.6%	5.6%
B/E CDR	5.5%	5.7%	5.7%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

50% Severity
Yield	9.5%	11.7%	13.6%
Discount Margin	623	632	614
Wtd Ave Life	7.6	7.9	5.9
Total Coll Losses to Maturity	5.6%	6.0%	6.0%
DM-Break CDR	4.5%	4.8%	4.8%
Loss on B-3	-	688,616	2,013,411
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	7.6	6.4	5.8
Total Coll Losses to Maturity	5.6%	5.9%	5.9%
B/E CDR	4.5%	4.7%	4.7%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

60% Severity
Yield	9.7%	12.4%	14.6%
Discount Margin	640	696	711
Wtd Ave Life	7.0	6.5	6.0
Total Coll Losses to Maturity	5.8%	6.1%	6.1%
DM-Break CDR	3.8%	4.0%	4.0%
Loss on B-3	-	-	112,408
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	7.0	6.5	5.6
Total Coll Losses to Maturity	5.8%	6.1%	5.9%
B/E CDR	3.8%	4.0%	3.9%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

HEAT 2006-4
CLASS B-3
Triggers Functional
To Maturity
12 Mos Lag
50% Severity
Priced at 81.37

Table 1 - Class B-3

200% PPC
Yield	18.1%	11.7%	13.8%
Discount Margin	1437	636	630
Wtd Ave Life	1.7	4.6	5.0
Total Coll Losses to Maturity	2.1%	2.3%	3.1%
DM-Break CDR	3.7%	4.1%	5.5%
Loss on B-3	-	1,428,088	218,574
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	1.7	4.2	4.6
Total Coll Losses to Maturity	2.1%	2.2%	3.1%
B/E CDR	3.7%	3.9%	5.4%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

100% PPC
Yield	9.4%	12.0%	14.4%
Discount Margin	607	658	690
Wtd Ave Life	8.0	7.3	5.9
Total Coll Losses to Maturity	6.3%	6.6%	6.6%
DM-Break CDR	5.1%	5.4%	5.4%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	8.0	7.3	5.9
Total Coll Losses to Maturity	6.3%	6.6%	6.6%
B/E CDR	5.1%	5.4%	5.4%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

50% PPC
Yield	9.3%	11.4%	13.6%
Discount Margin	604	600	605
Wtd Ave Life	8.2	10.6	12.1
Total Coll Losses to Maturity	7.2%	7.6%	8.7%
DM-Break CDR	3.0%	3.2%	3.7%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	17.8	19.4	19.5
Total Coll Losses to Maturity	13.6%	13.3%	12.5%
B/E CDR	6.5%	6.3%	5.8%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

HEAT 2006-4
CLASS B-3
Triggers Functional
To Maturity
12 Mos Lag
50% Severity
Priced at 81.37

Table 1 - Class B-3

200% PPC
Yield	18.1%	20.9%	14.3%
Discount Margin	1437	1499	683
Wtd Ave Life	1.7	1.7	4.7
Total Coll Losses to Maturity	2.1%	2.1%	2.8%
DM-Break CDR	3.7%	3.7%	4.9%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	1.7	1.7	4.7
Total Coll Losses to Maturity	2.1%	2.1%	2.8%
B/E CDR	3.7%	3.7%	4.9%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

100% PPC
Yield	9.5%	11.7%	13.6%
Discount Margin	623	632	614
Wtd Ave Life	7.6	7.9	5.9
Total Coll Losses to Maturity	5.6%	6.0%	6.0%
DM-Break CDR	4.5%	4.8%	4.8%
Loss on B-3	-	688,616	2,013,411
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	7.6	6.4	5.8
Total Coll Losses to Maturity	5.6%	5.9%	5.9%
B/E CDR	4.5%	4.7%	4.7%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

50% PPC
Yield	9.3%	11.4%	13.6%
Discount Margin	604	600	605
Wtd Ave Life	8.2	10.6	12.1
Total Coll Losses to Maturity	7.2%	7.6%	8.7%
DM-Break CDR	3.0%	3.2%	3.7%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps

Wtd Ave Life	17.7	21.3	19.4
Total Coll Losses to Maturity	12.1%	11.8%	10.8%
B/E CDR	5.6%	5.4%	4.8%
Loss on B-3	-	-	-
Libor	Fwd - 200 bps	Forward	Fwd + 200 bps